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                                                            EXHIBIT NO. 99.10(c)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to Registration Statement No. 33-1657 of MFS Series Trust X, of our report dated July 15, 2004 appearing in the annual report to shareholders for the year ended May 31, 2004 for MFS Gemini U.K. Fund and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP


Boston, Massachusetts
September 23, 2004